Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM F-1
(Form Type)

AURA MINERALS INC.
(Exact Name of Registrant as Specified in the Articles of Association)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)		Maximum Aggregate Offering Price(1)(2)			Fee Rate		Amount of Registration Fee			Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value	457(c)	9,315,587	US$	26.46	US$	246,490,432.02		US$ US$	153.10 per 1,000,000	US$	37,737.69
Fees Previously Paid	Equity	Common Shares, no par value	457(o)	—		—	US$	100,000,000.00	(3)	US$ US$	153.10 per 1,000,000	US$	15,310.00	(4)
Total Offering Amounts										US$	37,737.69
Total Fees Previously Paid										US$	15,310.00
Total Fee Offsets										US$	0.00
Net Fee Due										US$	22,427.69

(1)	Includes offering price of additional shares that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low price of the common shares as provided by the Toronto Stock Exchange of C$36.095 on June 30, 2025 and converted into U.S. dollars based on the exchange rate reported by the Bank of Canada on such date, which was C$1.3643 to US$1.00.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(4)	Fees of US$15,310 were previously paid upon the initial filing of the Registration Statement on Form F-1 to which this exhibit is attached.